EXHIBIT 99.15
-------------


AT THE TRUST
Robert G. Higgins                 Investor Relations
Vice President, General Counsel   L.G. Schafran - Chairman and
                                  Interim CEO/President
312-683-5539                      312 683-5525
bhiggins@banyanreit.com           ir@banyanreit.com



FOR IMMEDIATE RELEASE
THURSDAY, MAY 17, 2001




                 BANYAN STRATEGIC REALTY TRUST CLOSES
                     27-PROPERTY SALE TO DENHOLTZ
                 MANAGEMENT CORP. FOR $185.25 MILLION


NEW YORK - MAY 17, 2001. BANYAN STRATEGIC REALTY TRUST (NASDAQ: BSRTS) announced today that it has completed the sale of twenty-seven of its properties to affiliates of Denholtz Management Corp. pursuant to a contract entered into on January 8, 2001. The total sales price for the twenty-seven properties was $185.25 million, of which $3 million was in the form of promissory notes due June 30, 2002, and the remainder in cash. Denholtz made an immediate pre-payment against the promissory notes in the amount of $0.6 million.

Banyan indicated that the sale proceeds were used to retire $93.06 million in debt and $4.85 million for prorations and transaction expenses. The remaining proceeds of $84.34 million, including $1.5 million which is being held in escrow for post-closing adjustments, will be available for general corporate purposes, including the anticipated first liquidating distribution to shareholders. Banyan announced that it intends to distribute between $4.60 and $4.80 per share to shareholders within thirty days.

The transaction leaves Banyan with three real estate assets --
(i) University Square in Huntsville, Alabama, which is under contract of sale to Denholtz and is scheduled to close in December, 2001; (ii)
6901 Riverport Drive in Louisville, which can be "put" to Denholtz upon 90 days notice and (iii) The Northlake Festival Tower Shopping Center in Atlanta, Georgia, which is subject to the same "put" provisions as the Riverport property.

L.G. Schafran, Banyan's Chairman and Interim Chief Executive Officer/President, commented: "We are gratified to have completed the sale of 85% of our portfolio and to have achieved this major milestone in furthering Banyan's announced plan of liquidation. We will now focus on marketing the Riverport and Northlake properties and on the pending litigation with Leonard G. Levine, Banyan's suspended president. We anticipate that the liquidation will be completed when these matters have been resolved, and the purchase money notes that are a part of the Denholtz transaction, have been paid in full. However, we believe that interim liquidating distributions will be made as these separate items are addressed and resolved. Absent extenuating circumstances, we anticipate the plan of liquidation will be completed before the end of 2002. We remain on target for total liquidating distributions of approximately $6.00 per share."






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Banyan Strategic Realty Trust
Add-1-



Banyan Strategic Realty Trust is an equity Real Estate Investment Trust
(REIT) that, prior to this transaction, owned primarily office and flex/industrial properties. The properties are located in certain major metropolitan areas of the Midwest and Southeastern United States, including Atlanta, Georgia and Chicago, Illinois, and smaller markets such as Huntsville, Alabama; Louisville, Kentucky; Memphis, Tennessee; and Orlando, Florida. As of this date Banyan has 15,488,137 shares of beneficial interest outstanding.




Except for the historical information contained herein, certain matters discussed in this release are forward-looking statements, the achievement of which involve risks and uncertainties such as the closing of the Denholtz transaction and other risks and uncertainties that are detailed from time to time in our reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission on March 9, 2001. The "Management's Discussion and Analysis of Financial Condition and Results of Operations" section was included in our Form 10-Q for the quarter ended March 31, 2001, which was filed with the Securities and Exchange Commission on May 15, 2001. Without limitation the foregoing, words such as "anticipates", "expects", "intends", "plans", and similar expressions are intended to identify forward-looking statements.





          See Banyan's Website at http://www.banyanreit.com.



        For further information regarding Banyan free of charge via fax, dial 1-800-PRO-INFO and enter BSRTS.





























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